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Neah Power Announces Successful Testing of Fuel Cell Prototype Components
- Initial Prototype Anticipated September 30, 2007 -

BOTHELL, Wash.—September 6, 2007 (BUSINESS WIRE)--Neah Power Systems, Inc. (OTCBB: NPWS), a leading developer of fuel cells for military applications, notebook computers and portable electronic devices, announced it completed unit testing of the major functional components for its initial fuel cell prototype.

The initial prototype, which is estimated to generate power in the five watt to 12 watt range based on component measurements, specifications and assumptions, is on track for completion by the end of this month and will be another key milestone on the path toward a commercial fuel cell. According to Frost and Sullivan, U.S. demand for batteries in military and aerospace applications should grow from approximately $930 million in 2002 to $1.2 billion by 2009.

“With the successful component unit testing, we achieved another key milestone on the path toward commercialization,” said Dan Rosen, executive chairman of Neah Power.

“We have successfully tested the components of our fuel cell prototype and are now focusing on completing our integration efforts,” said Dave Wine, VP Engineering at Neah Power. “We fully expect by September 30, we will have a working prototype and remain confident in our ultimate goal of extending the operating time of 10 watt to 100 watt devices multiple times beyond that of conventional batteries.”

About Neah Power
Neah Power Systems, Inc. is a leading developer of fuel cells for military applications, notebook computers and portable electronic devices. The company's patented, porous silicon-based design will provide long-lasting, efficient and safe power solutions. As an emerging leader in fuel cell technology, Neah Power's products will allow users to extend the operating time of 10 to 100 watt devices multiple times beyond that of conventional batteries. Further company information can be found at our website www.neahpower.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, research and prototype delays, difficulties in developing and commercializing new technologies, and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.